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                                             EXHIBIT 99.1




                                             For More Information:
                                             Thomas C. Deas, Jr.
                                             Jeffrey P. Cornwell
                                             687-5253


AIRGAS, INC. REPORTS EARNINGS AND RECORD CASH FLOW
IN THIRD QUARTER

     RADNOR, Pennsylvania, January 29, l998 -- Airgas, Inc. (NYSE-ARG) today reported financial results for its third quarter ended December 31, l997.

     For the third quarter, sales increased 24% to a record $367.8 million from $297.2 million in the third quarter last year. After-tax cash flow (net earnings plus depreciation, depletion, amortization and deferred income taxes) increased by 15% to a record $34.4 million, or $.48 per share, compared to $29.9 million, or $.43 per share for the same quarter last year. Net earnings increased by 8% to $11.8 million, or $.17 per share, compared to $11.0 million, or $.16 per share, a year ago.

     For the nine months ended December 31, l997, after-tax cash flow, before non-recurring gains, increased by 15% to a record $99.2 million or $1.41 per share, compared to $86.4 million, or $1.27 per share in the same period last year. Net earnings (before non-recurring gains) increased 6% to $35.3 million or $.50 per share, compared to net earnings of $33.4 million or $.49 per share last year. Sales for the period increased 25% to $1,059.6 million. Including non-recurring gains, after-tax cash flow and net earnings for the nine months ended December 31, 1997, were $116.3 million or $1.64 per share and $45.7 million or $.65 per share, respectively.

     Since April 1, 1997, Airgas has completed the acquisition of seventeen industrial gas distributors with aggregate annual sales of approximately $60 million, including two large regional distributors, Industrial Gas Products and JWS Technologies, Inc. Airgas has also acquired two industrial products distributors with combined annual sales of approximately $106 million, and four carbon dioxide distributors with combined annual sales of approximately $74 million.

     Peter McCausland, Airgas' Chairman and Chief Executive Officer, said "Given all the consolidation, integration, and repositioning going on at Airgas, I am very pleased with our performance, which was highlighted by solid gas sales growth, strong cash flow growth, continued growth in key national and regional gas accounts, extension of our carbon dioxide and dry ice capabilities, and growth in the tools and safety product lines. We are now the third largest safety-products distributor in the U.S. Our industrial products distribution businesses grew sales at a 16% annual rate and contributed to cash flow as well as earnings this quarter. We achieved this while simultaneously initiating a tremendous effort to reposition Airgas for higher future growth. We are combining 34 hubs into 16 regional companies, establishing a national infrastructure for purchasing and logistics which involves building five large distribution centers, reorganizing certain non-core businesses, standardizing our information systems, and hiring product specialists to increase sales of safety equipment, tools, and other Airgas strategic products."

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     The non-recurring gains included in Airgas' results for the nine months ended December 31, 1997 were generated by the sale of a non-core business and a partial recovery of previously reported refrigerant losses.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Its distributor network includes approximately 700 locations in 42 states, Canada and Mexico. Airgas can be visited on the Internet at http://www.airgas.com.

Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important risk factors include, but are not limited to, the Company's ability to consolidate and integrate new acquisitions, expenses associated with the Company's new ADI Division, the Company's ability to pursue claims and recoveries in connection with the fraudulent breach of contract related to refrigerant R-12 purchases and other factors described in the Company's 1997 Form 10-K filed with the Securities and Exchange Commission.

     Consolidated statements of earnings follow on page 3.
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                                 AIRGAS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                     Three Months Ended     Nine Months Ended
                                        December 31,           December 31,
                                    1997       1996 (a)     1997      1996 (a)
                                    ____       ____         ____      ____
Net sales:
     Distribution                 $272,958     $251,582   $812,395  $741,309
     Direct Industrial              61,372       29,556    159,433    66,445
     Manufacturing                  33,480       16,065     87,750    42,259
                                   _______      _______  _________   _______
          Total net sales          367,810      297,203  1,059,578   850,013
                                   _______      _______  _________   _______
Costs and expenses:
     Cost of products sold
      (excluding depreciation,
      depletion and amortization)
        Distribution               136,309     126,363     408,783   372,811
        Direct Industrial           43,795      20,481     114,766    49,450
        Manufacturing               15,847       9,449      41,537    25,521
     Selling, distribution and
      administrative expenses      118,939      94,991     338,481   270,722
     Depreciation, depletion and
      amortization                  20,218      16,540      56,809    45,801
     Recovery of refrigerant
      losses (b)                         -           -     (14,500)        -
                                   _______     _______     _______   _______
          Total costs and expenses 335,108     267,824     945,876   764,305
                                   _______     _______     _______   _______
Operating income:
     Distribution                   26,902      25,668      82,778    76,396
     Direct Industrial               2,463         990       4,911     2,172
     Manufacturing                   3,337       2,721      11,513     7,140
     Recovery of refrigerant
      losses (b)                         -           -      14,500         -
                                    ______      ______     _______    ______
          Total operating income    32,702      29,379     113,702    85,708

Interest expense, net              (13,456)     (10,385)   (39,234)  (28,419)
Other income, net                      442          213      2,488       564
Equity (loss) in earnings of
 unconsolidated affiliates             943         (106)     1,262         8
Minority interest                     (219)        (177)      (837)     (558)
                                    ______       ______     ______    ______
     Earnings before income taxes   20,412       18,924     77,381    57,303

Income tax expense                   8,586        7,964     31,654    23,883
                                    ______       ______     ______    ______
     Net earnings                 $ 11,826     $ 10,960   $ 45,727   $33,420
                                    ======       ======     ======    ======




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Net earnings (excluding
 non-recurring gain and recovery
 of refrigerant losses)(c)                                $ 35,320   $33,420
                                                            ======    ======
Diluted earnings per share (d)    $    .17     $    .16   $    .65   $   .49
                                   =======      =======    =======    ======

Diluted earnings per share
 (excluding non-recurring
 gain and recovery of
 refrigerant losses) (c), (d)                             $    .50   $   .49
                                                           =======    ======
Weighted average shares             71,500       70,200     70,500    68,200
                                    ======       ======    =======    ======

(a) Certain reclassifications have been made to previously issued financial statements to conform to the current presentation.

(b) The results for the nine months ended December 31, 1997 include a $14.5 million ($9.4 million after-tax) gain from a partial recovery of refrigerant losses.

(c) The results for the nine months ended December 31, 1997 excluding the after-tax effect of the gain from partial recovery of refrigerant losses noted in footnote (b) and the after-tax gain of $980 thousand related to the sale of a non-core business.

(d) Effective with its third quarter ended December 31, 1997, Airgas implemented SFAS No. 128 which establishes new standards for computing and presenting earnings per share (EPS) and requires the disclosure of Basic and Diluted EPS. For Airgas, Diluted EPS is the same as Airgas' previously reported EPS amounts. All prior periods have been restated to conform to the new rules. Basic EPS amounts were $.17 and $.67 for the third quarter and nine months ended December 31, 1997, respectively ($.16 and $.51 for the same periods in the prior year). Excluding the non-recurring gain and recovery of refrigerant losses, Basic EPS was $.52 for the nine months ended December 31, 1997.



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